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                     December 12, 2022

       Ofer Gonen
       Chief Executive Officer and Director
       Cactus Acquisition Corp. 1 Ltd
       4B Cedar Brook Drive
       Cranbury, NJ 08512

                                                        Re: Cactus Acquisition
Corp. 1 Ltd
                                                            Form 10-K for the
Fiscal Year Ending December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-40981

       Dear Ofer Gonen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction